EXHIBIT 99 October 3, 2000 FOR IMMEDIATE RELEASE Media Contact: Joy Phillips (205) 298-3220
Vulcan Completes Acquisition of Tarmac America Aggregates Operations in South Carolina, Pennsylvania and Maryland

          Birmingham, Alabama - Vulcan Materials Company (NYSE:VMC) announced today that it has completed its purchase of the aggregates production and distribution assets formerly owned by Tarmac America, Inc. in South Carolina, Pennsylvania, and Maryland. Vulcan acquired the assets from Titan Atlantic, LLC, which had previously acquired all of the U.S. assets of Tarmac plc. Vulcan's purchase of the Virginia aggregates assets of Tarmac America, which was included in its original agreement with Titan, will be completed later this year.

          Vulcan's chairman and chief executive officer, Donald M. James said, "We are extremely pleased to add the former Tarmac America aggregates operations to those of Vulcan. These assets will enhance our construction materials business by significantly extending the geographic scope of our operations in the eastern United States. The new operations will be integrated into our Mideast and Southeast divisions and we expect to achieve substantial synergies through operating and administrative efficiencies. We also look forward to working with the former customers of Tarmac and with Titan as a major aggregate supplier to Titan's newly acquired ready-mixed concrete businesses in Virginia, once that final portion of the transaction is completed."

          Vulcan Materials Company, which is included in the S&P 500 index, is a producer of industrial materials with significant positions in two industries. It is the nation's foremost producer of construction aggregates, a major producer of other construction materials, and a leading chemicals manufacturer, supplying chloralkali and other industrial chemicals.

          Certain matters discussed in this release contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These include general business conditions, competitive factors, pricing, oil and energy costs and other risks and uncertainties detailed from time to time in the Company's SEC reports, including the report on Form 10K for the year.

-END-